SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant    X
Filed by a Party other than the Registrant
Check the appropriate box:
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  X    Definitive Proxy Statement
       Definitive Additional Materials
       Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

(Name of Registrant as Specified In Its Charter)


(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
  X   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(j)(2).
      $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

4) Proposed maximum aggregate value of transaction:

1Set forth the amount on which the filing fee is calculated and state how it was determined.
      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:


2)  Form, Schedule or Registration Statement No.:


3)  Filing Party:


4)  Date Filed:

CONSOLIDATED PAPERS, INC.
P.O. BOX 8050
WISCONSIN RAPIDS, WISCONSIN 54495-8050



NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 25, 1994


To the Shareholders of
Consolidated Papers, Inc.

The annual meeting of shareholders of Consolidated Papers, Inc. will be held at the Mead Inn, 451 East Grand Avenue, Wisconsin Rapids, Wisconsin, at
2:00 p.m., Monday, April 25, 1994, for the following purposes:

1. To elect eleven directors to serve until the next annual meeting of shareholders.

2. To consider a proposed amendment to the Company's 1989 Stock Option Plan.

3. To transact any other business properly brought before the meeting.

Only shareholders of record at the close of business on March 8, 1994 are entitled to notice of and to vote at the meeting.

We cordially invite you to attend. Whether or not you can be present, please date, sign, and return the enclosed proxy as soon as possible. If you attend the meeting, you may revoke your proxy and vote in person.


CONSOLIDATED PAPERS, INC.

Carl H. Wartman, Secretary

March 15, 1994

PROXY STATEMENT
CONSOLIDATED PAPERS, INC.
P.O. BOX 8050
WISCONSIN RAPIDS, WISCONSIN 54495-8050
ANNUAL MEETING OF SHAREHOLDERS

This proxy statement is furnished by the Board of Directors in connection with the solicitation of proxies to be used at the annual meeting of shareholders of Consolidated Papers, Inc. ("Consolidated" or the "Company") to be held at the Mead Inn, 451 East Grand Avenue, Wisconsin Rapids, Wisconsin, at
2:00 p.m., Monday, April 25, 1994. This proxy statement and the enclosed form of proxy are scheduled to be mailed to shareholders on March 15, 1994, together with the Company's Annual Report to Shareholders which contains financial statements for the fiscal year ended December 31, 1993. When proxy cards are returned properly signed and received in time, the shares represented will be voted in accordance with shareholders' directions. If the proxy card is signed and returned without directions, the shares will be voted by the persons named in the enclosed form of proxy.

REVOCABILITY OF PROXY

Any shareholder giving a proxy may revoke it at any time before it is voted at the annual meeting. A proxy may be revoked in person at the meeting, by providing a proxy bearing a later date, or by delivering a signed notice of revocation to the Secretary of the Company.

SOLICITATION

The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company. The expense of solicitation will be borne by the Company. Reasonable out-of-pocket expenses will be paid by the Company to brokers, nominees, and other persons who request solicitation materials for their principals.

VOTING SECURITIES

Only shareholders of record as of the close of business March 8, 1994 will be eligible to vote at the meeting. Each shareholder is entitled to one vote for each share held. In determining whether a quorum exists at the annual meeting, all votes "For", as well as votes to withhold authority, will be counted. Directors are elected by a plurality of the votes cast by the shares entitled to vote at the annual meeting. A plurality means that the individuals with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting (eleven).

A shareholder may, with respect to the proposed amendment to the Company's 1989 Stock Option Plan, (i) vote "FOR", (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. A vote to abstain from voting has the legal effect of voting against this proposal.

A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to the proposal to amend the 1989 Stock Option Plan. This could occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instructions from the beneficial owner of the stock. These "nonvoted shares" will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Assuming the existence of a quorum, any shares of common stock not voted at the meeting on the proposal to amend the 1989 Stock Option Plan will have no impact regarding the outcome of this matter.

As of March 8, 1994, there were 44,056,666 shares of common stock of the Company outstanding and entitled to vote at this annual meeting.

PROPOSALS OF SECURITY HOLDERS

In accordance with the Company's bylaws, shareholders may recommend persons as potential nominees for director only by complying with the following procedure: shareholders must submit the names of such persons in writing to the Secretary of the Company not less than 60 days or more than 90 days prior to the date of the annual meeting. These recommendations must be accompanied by a statement setting forth the name, age, business address, residence address, principal occupation, qualifications, and number of shares of the Company owned by the potential nominee and the name, record address, and the number of shares of stock of the Company owned by the shareholder making the recommendation.

Also, in accordance with the Company's bylaws, a shareholder may properly bring business before the annual meeting only by complying with the following procedure: the shareholder must submit to the Secretary of the Company, not less than 60 days or more than 90 days prior to the date of the annual meeting, a written statement describing the business to be discussed, the name, principal occupation, address, and number of shares of the Company owned by the shareholder making the submission, and a description of any material interest of the shareholder in the business of the Company.

Copies of Article II, Section 2.2 of the Company's bylaws are available on request to the Secretary.

Under regulations of the Securities and Exchange Commission, proposals of shareholders intended to be presented at the annual meeting of shareholders anticipated to be held April 24, 1995 may, if such shareholders have complied with the requirements of the regulations, be included in the proxy statement and form of proxy relating to that meeting. The regulations provide that the shareholder proposals must be submitted to the Secretary of the Company by November 15, 1994.

SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
SHAREHOLDERS AND MANAGEMENT

Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of the Company listed in the table, after elimination of such duplication, is 17,091,887 shares (38.8% of the outstanding stock).

Set forth in the following table are the beneficial holdings as of January 31, 1994 on the basis described above of: (A) each person known by the Company to own beneficially more than 5% of its outstanding stock; (B) directors not listed in (A); (C) the executive officers named in the Summary Compensation Table on Page 7 and not listed in (A) or (B); and (D) directors and executive officers as a group:

                                                      Shares Owned
                                             Sole     Beneficially
                                           Voting Or     Shared     Shared      Total
                                           Investment    Voting    Investment Beneficial   % Of
                Name                        Power1,2      Power       Power    Ownership    Class
(A)  George W. Mead                          78,547   16,072,5773             16,151,124   36.7%
     Chairman (Director)
     P.O. Box 8050
     Wisconsin Rapids, WI 54495-8050

     Robert McKay                            20,000   16,072,5773             16,092,577   36.5%
     46 Benedict Hill Road
     New Canaan, CT 06840

     Cynthia M. Sargent                      90,608   16,072,5773             16,163,185   36.7%
     14 Bridlewood Road
     Northbrook, IL 60062

(B)  Other directors
     Ruth Baldwin Barker                    144,269       20,000    20,000       164,269     *
     James R. Bostic                              0                                    0     *
     Patrick F. Brennan                      37,289                               37,289     *
     Wiley N. Caldwell                        2,000                                2,000     *
     Sally M. Hands                          91,308                               91,308     *
     Bernard S. Kubale                        4,500                                4,500     *
     D. Richard Mead Jr.                     26,660      290,616   290,616       317,276     *
     Gilbert D. Mead                         18,957                               18,957     *
     Lawrence R. Nash                        74,045                               74,045     *
     Glenn N. Rupp                                0                                    0     *

(C)  Other Executive Officers
     William P. Orcutt                       22,400                               22,400     *
     Roy E. Schulz                           19,571                               19,571     *
     Donald L. Stein                         21,622                               21,622     *

(D)  Directors and Executive
     Officers as a Group                    598,086   16,383,193                           38.6%4
     (20 persons)

*Less than 1%

1Does not include shares held by spouses or children of the following: for Mrs. Barker, 50,700 shares, for Mrs. Hands, 400 shares; for Mr. McKay, 189,793 shares; for Mr. D. Richard Mead Jr.,
 1,800 shares; for Mr. George W. Mead, 30,778 shares; for Mr. Gilbert D. Mead, 2,260 shares; for
 Mr. Nash, 23,335 shares; for Mrs. Sargent, 10,160 shares; for Mr. Schulz, 174 shares, for
 Mr. Stein, 2,400 shares; and for all directors and executive officers as a group, 312,298 shares.  Beneficial ownership is disclaimed as to such shares and as to all other shares over which the named person does not have full beneficial rights.

2Includes shares which may be acquired within sixty (60) days upon exercise of options: for
 Mr. George W. Mead, 8,624 shares; for Mrs. Barker, 2,000 shares; for Mr. Brennan, 21,477 shares; for Mr. Caldwell, 1,000 shares; for Mrs. Hands, 2,000 shares; for Mr. Kubale, 3,000 shares; for Mr. D. Richard Mead Jr., 3,000 shares; for Mr. Gilbert D. Mead, 3,000 shares; for
 Mr. Nash, 3,000 shares; for Mr. Orcutt, 6,843 shares; for Mr. Schulz, 6,011 shares; for Mr.
 Stein, 4,580 shares; and for all directors and executive officers as a group, 85,223 shares.

3George W. Mead, Robert McKay and Cynthia M. Sargent are voting trustees of the Mead Voting
 Trust, a voting trust organized under Wisconsin law to hold shares of the Company.  The Mead
 Voting Trust, which expires by its terms on December 20, 2011 unless extended prior to that date, holds 16,072,577 shares of stock.  The voting trustees generally have the right to determine the voting (but not the disposition) of the shares of the Company.  However, in voting on (i) any proposed merger or consolidation of the Company with another person, (ii) any sale, lease or exchange of all or substantially all of the Company's assets, or (iii) a proposed dissolution of the Company, the voting trustees must follow the directions of the holders of a majority of the units of beneficial interest.  The three voting trustees each own units of beneficial interest in the Mead Voting Trust.  George W. Mead beneficially owns
 1,406,020 units of beneficial interest, or 8.7% of the Mead Voting Trust.  Robert McKay beneficially owns 14,190 units of beneficial interest, or .09% of the Mead Voting Trust.
 Cynthia M. Sargent beneficially owns 1,768,547 units of beneficial interest, or 11.0% of the
 Mead Voting Trust.  Each unit of beneficial interest represents one share of the Company's common stock.

4After eliminating duplications in the table.

DIRECTORS

At the annual meeting of shareholders, eleven directors, constituting the entire Board of Directors of the Company, are to be elected to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Directors will be elected by a plurality of the shares present and voting at the meeting. Unless contrary instructions are given, the proxies will voted for the nominees listed below. It is expected these nominees will serve but, if for any unforeseen cause any of them should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

The nominees, their ages, the years in which they began serving as directors, and business experience are set forth below; except as indicated in footnotes, the principal occupations of the nominees have not changed in the past five years.

                             Director          Principal Occupation
         Name           Age   Since           And Other Directorships
Ruth Baldwin Barker1 64  1991   Investor

James R. Bostic      53  1994   President and Chief Operating Officer,2
                                NordicTrack, Inc., Chaska, Minnesota.
                                (Manufacturer and distributor of cross-
                                country ski exercise machines and other
                                exercise equipment).

Patrick F. Brennan   62  1987   President and Chief Executive Officer,3
                                Consolidated Papers, Inc. Also director of Northland Cranberries, Inc. and Betz
                                Laboratories, Inc. (Manufacturer of
                                specialty chemicals).

Wiley N. Caldwell    66  1991   Retired President, W.W. Grainger, Inc.,
                                Skokie, Illinois, (National distributor
                                of industrial and commercial supplies
                                and equipment).  Also director of CBI
                                Industries, Inc.  (Design and
                                construction of metal structures and
                                manufacturer of industrial gases),
                                Kewaunee Scientific Corporation
                                (Manufacturer of laboratory furniture),
                                and APS Holding, Inc. (Distributor of
                                automotive parts and supplies).

Sally M. Hands1      67  1991   Investor.

Bernard S. Kubale    65  1988   Chief Executive and Partner, Foley &
                                Lardner, Attorneys at Law, Milwaukee,
                                Wisconsin.4  Also director of Banta
                                Corporation (Printing and graphic arts), and Schultz Sav-O Stores, Inc.
                                (Wholesale and retail food distributor).

D. Richard Mead Jr.  63  1974   Retired Chief Executive Officer,
                                Southeast Mortgage Company (Mortgage
                                bankers), and Retired Senior Vice
                                President of Southeast Bank, N.A.,
                                Miami, Florida.5

George W. Mead1      66  1963   Chairman of the Board,6 Consolidated
                                Papers, Inc.  Also director of Snap-on
                                Tools Corporation (Manufacturer and
                                distributor of hand tools and related
                                items), and Firstar Corporation (Bank
                                holding company).

Gilbert D. Mead1     63  1974   Attorney, Washington, D.C.

Lawrence R. Nash     64  1981   Employee of Nash, Podvin, Tuchscherer,
                                Huttenberg, Weymouth & Kryshak, S.C.,
                                Lawyers, Wisconsin Rapids, Wisconsin.

Glenn N.Rupp         49  1994   President and Chief Executive Officer,7
                                and Director, Simmons Upholstered
                                Furniture Inc., Northbrook, Illinois,
                                (Manufacturer of upholstered furniture).
                                Also director of SLM International, Inc.
                                (Manufacturer of sporting goods and
                                toys).

1Family relationships: Ruth Baldwin Barker and Sally M. Hands are cousins.
 George W. Mead and Gilbert D. Mead are brothers. Ruth Baldwin Barker and Sally M. Hands are cousins of George W. Mead and Gilbert D. Mead.

2Served as President and Chief Executive Officer of NordicTrack, Inc. since
 1990; previously served as President and Chief Operating Officer of NordicTrack, Inc.

3Served as President and Chief Executive Officer of the Company since
 October, 1993; previously served as President and Chief Operating Officer of the Company.

4The Company retains the firm of Foley & Lardner on a regular basis.

5Southeast Bank, N.A. was placed under the receivership of the Federal
 Deposit Insurance Company in September, 1991.  Mr. Mead retired in June,
 1991.

6Served as Chairman of the Board of the Company since October, 1993;
 previously served as Chairman of the Board and Chief Executive Officer of the Company.

7Served as President and Chief Executive Officer of Simmons Upholstered
 Furniture Inc. since 1991; previously served as President and Chief Executive Officer of Wilson Sporting Goods Co., Chicago, Illinois.

Audit Committee

For fiscal 1993, the Company's Audit Committee consisted of Gilbert D. Mead, Chairman, Ruth Baldwin Barker, Wiley N. Caldwell, Bernard S. Kubale, and
D. Richard Mead, Jr. The committee held two meetings during 1993. The Audit Committee recommends the Company's independent accountants; reviews the scope of the audit; reviews the compensation of the independent accountants; reviews the annual financial statements and the results of the audit with management, the internal auditors, and the independent accountants; reviews the independent accountants' recommendations with respect to changes in accounting procedures and internal accounting controls; reviews the activities of the internal auditors; and approves the appointment or removal of the internal audit manager.

Compensation Committee

For fiscal 1993, the Compensation Committee consisted of Wiley N. Caldwell, Chairman, Sally M. Hands, Bernard S. Kubale, and Lawrence R. Nash. The committee held three meetings during 1993. This committee reviews the performance and remuneration arrangements for salaried employees generally and sets compensation for a defined group of key executives. This Committee also administers the 1989 Stock Option Plan. The Compensation Committee has reported on management compensation matters under the heading "Compensation Committee Report on Executive Compensation" on Page 10.

Nominating Committee

For fiscal 1993, the Nominating Committee consisted of Bernard S. Kubale, Chairman, Gilbert D. Mead, and Wiley N. Caldwell. The committee held four meetings during 1993. The Nominating Committee recommends nominees for election to the Board of Directors and other committees of the Board. It also makes recommendations to the Board with respect to qualifications and compensation of directors as well as Board organization. The committee will consider an individual nominated by a shareholder if the shareholder submits the nomination in accordance with the requirements of the Company's bylaws relating to nominations by shareholders. These procedures are described under "Proposals of Security Holders" on Page 2.


The Board of Directors held five meetings during 1993.

Executive Compensation
Summary Compensation Table

                                                                        Long-Term
                                                 Annual                  Compen-
                                              Compensation               sation
                                                                        Securities      Other
Name and                                                                Underlying      Compen-
Principal Position              Year      Salary ($)     Bonus ($)      Options(#)    sation ($)
G.W. Mead                       1993        453,018(1)       -             -             6,126(3)
Chairman (Director)             1992        483,885       11,154          -             6,206
                                1991        442,543         -            6,692(2)        5,536

P.F. Brennan                    1993        390,244(1)       -           10,000          6,126(3)
President (Chief Executive      1992        374,770(1)      8,658          -             6,206
Officer and Director)           1991        342,886(1)       -            5,192(2)        5,937

W.P. Orcutt                     1993        202,045(1)      2,087          -             5,850(3)
Vice President,                 1992        200,833(1)      4,277          -             5,715
Manufacturing                   1991        184,360(1)       -            2,792(2)        5,470

R.E. Schulz                     1993        177,576        1,989          -             5,514(3)
Vice President,                 1992        176,067(1)      3,783          -             5,098
Manufacturing                   1991        161,028(1)       -            2,318(2)        4,898

D.L. Stein                      1993        171,272(1)      1,840          -             5,192(3)
Vice President                  1992        170,144(1)      3,601          -             4,996
                                1991        155,364(1)       -            2,259(2)        5,937

(1)Does not include banked vacation (dollar amount) and vacation taken in cash: for G.W. Mead,
   $27,567 for 1993; for P.F. Brennan, $31,929 for 1993, $20,302 for 1992, and $19,668 for
   1991; for W.P. Orcutt, $7,808 for 1993, $7,158 for 1992, and $10,737 for 1991; for R.E.
   Schultz, $13,236 for 1992 and $3,164 for 1991; for D.L. Stein, $13,436 for 1993, $3,079 for
   1992, and $2,896 for 1991.

(2)Includes options that were cancelled due to failure of Company to satisfy Company performance objectives: for G.W. Mead, 2,231 shares; for P.F. Brennan, 1,731 shares; for
   W.P. Orcutt, 931 shares; for R.E. Schulz, 773 shares; for D.L. Stein, 753 shares.

(3)Includes Company contributions of $2,248 on behalf of each named executive officer to the
   Consolidated Employees' Tax-saver & Investment Plan (401(k)) and the fair market value of shares of Company stock awarded during 1993 under the Consolidated Employees' Stock
   Ownership Plan (ESOP): for G.W. Mead, $3,878; for P.F. Brennan, $3,878; for W.P. Orcutt,
   $3,602; for R.E. Schulz, $3,266; for D.L. Stein, $2,944.

               Option/SAR Grants in Last Fiscal Year
                         Individual Grants
                                                                            Potential
                Number Of     % Of Total                                 Realizable Value
                Securities   Options/SARs                                At Assumed Annual
                Underlying    Granted To                                   Rates of Stock
                 Options/     Employees     Exercise Or                  Price Appreciation
                  SARs        In Fiscal     Base Price     Expiration    for Option Term (1)
    Name        Granted (#)     Year        ($/sh.)(2)        Date        5%($)     10%($)
G.W. Mead           -             -             N/A           N/A          N/A        N/A
P.F. Brennan      10,000        100%           40.25       10/19/2003    253,100    641,500
W.P. Orcutt         -             -             N/A           N/A          N/A        N/A
R.E. Schulz         -             -             N/A           N/A          N/A        N/A
D.L. Stein          -             -             N/A           N/A          N/A        N/A

(1)Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on Securities and
   Exchange Commission rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future.  Actual gains, if any, on stock option exercises depend upon the actual future performance of the Company's common stock and the continued
   employment of the option holders throughout the vesting period.  Accordingly, the potential realizable values set forth in this table may not be achieved.

(2)All options were granted at an exercise price equal to fair market value of the Company's common stock on the date of the grant.  Mr. Brennan's option expires ten years from the date of grant, or six months after his termination of employment with the Company, whichever is earlier.

        Aggregated Option/SAR Exercises in Last Fiscal Year
                   And FY-End Option/SAR Values

                                                   Number of
                                                   Securities               Value of
                                                   Underlying              Unexercised
                                                   Unexercised             In-the-Money
                                                   Options/SARs             Options/SARs
                                                   at FY-End(#)            at FY-End($)(1)
                Shares Acquired     Value          Exercisable/            Exercisable/
Name            On Exercise (#)  Realized ($)(1)    Unexercisable           Unexercisable
G.W. Mead               -             -             16,949/   -              74,319/   -
P.F. Brennan            -             -             21,477/   -             112,653/   -
W.P. Orcutt             -             -              6,843/   -              48,728/   -
R.E. Schulz             -             -              6,011/   -              43,219/    -
D.L. Stein            600            2,400           4,580/   -              31,408/   -

(1)Dollar values are calculated by determining the difference between the fair market value of the underlying common stock and the exercise price of the options at exercise or FY-end, respectively.

Consolidated Salaried Employees' Retirement Plan

The Consolidated Salaried Employees' Retirement Plan (the "Plan") is a defined benefit plan applicable to employees of the Company and its subsidiaries who are not in a collective bargaining unit, and is a qualified plan under the Internal Revenue Code. In recent years benefits have been based on average earnings for the latest five years and years of service, with benefits normally beginning at age 65. Officers participate in the Plan on the same basis as other salaried employees. The following table shows the estimated annual normal benefit payable upon retirement under the Plan for selected compensation and years of service classification:

                             Pension Plan Table

     Estimated Annual Benefit For Participants With Years of Service As Indicated*
 Final
Average
Earnings          15            20            25            30            35            40            45
$150,000         33,300        44,300        55,400        66,500        77,600        88,800       100,100
$200,000         44,500        59,300        74,200        89,000       103,800       118,800       133,800
$250,000         55,800        74,300        92,900       111,500       130,100       148,800       167,600
$300,000         67,000        89,300       111,700       134,000       156,300       178,800       201,300
$350,000         78,300       104,300       130,400       156,500       182,600       208,800       235,100
$400,000         89,500       119,300       149,200       179,000       208,800       238,800       268,800
$450,000        100,800       134,300       167,900       201,500       235,100       268,800       302,600
$500,000        112,000       149,300       186,700       224,000       261,300       298,800       336,300
$550,000        123,300       164,300       205,400       246,500       287,600       328,800       370,100
$600,000        134,500       179,300       224,200       269,000       313,800       358,800       403,800
$650,000        145,800       194,300       242,900       291,500       340,100       388,800       437,600

* Compensation for purposes of computing retirement benefits means total cash compensation, including cash withdrawals of accrued vacation but, exclusive of discretionary bonuses, for service rendered to the employers. The annual benefits shown above are not subject to offset for Social Security benefits. Years of service, as of December 31, 1993, for the five individuals named in the Summary Compensation Table are as follows: G.W. Mead - 42;
 P.F. Brennan - 31; W.P. Orcutt - 38; R.E. Schulz - 28; D.L. Stein - 26. Under Section 415 of the Internal Revenue Code, benefits under the Plan are limited to $115,641 per year. The excess over $115,641 is to be provided under individual supplemental retirement benefit agreements.


Five-Year Performance Chart is omitted; paper format of the Five-Year Performance Chart is filed under cover of Form SE.



COMPENSATION COMMITTEE

Report On Executive Compensation

The Compensation Committee of the Board of Directors is responsible for the Company's compensation program covering its executive officers, including the five officers named in the Summary Compensation Table. The following report on executive compensation was prepared by the members of the Compensation Committee.


Compensation Policies. The Company's executive compensation program is based on the principle that compensation levels must be aligned with the Company's overall business strategy and the goal of maintaining and, where possible, enhancing profitability as a means of maximizing long-term shareholder value. The executive compensation program is intended to reflect the Company's overall corporate philosophy, which emphasizes the achievement of long-term objectives--for example, holding or increasing market share in the lightweight coated paper business through capital expenditures, continuous quality programs and attention to customer relationships; or maintaining a leadership position in coating technology through the Company's research and development activities.

The Company's emphasis on long-term objectives is intended to avoid unwarranted emphasis on the short-term swings experienced by the paper industry, which is highly cyclical. While Consolidated's performance has historically been somewhat less cyclical due to the Company's products, Consolidated has not been immune to the paper industry's business cycles. The Company's compensation strategy also recognizes that many people in many parts of the organization are vital contributors to the success or failure of any given business element, such as marketing or manufacturing. Finally, results of the Company's investments in tangible and intangible business assets-- ranging from capital expenditures to individual customer relations--are spread over an extremely long time frame, and several individuals may serve in a single position before results are fully realized.

Given the cyclical nature of the paper industry, the often extremely long time frame for return on investments and the contributions of many to overall results, the Compensation Committee believes that it is generally inappropriate to challenge individuals to meet only short-term, narrowly defined goals in order to be rewarded with compensation incentives. Instead, the Compensation Committee endeavors to work with management toward achieving the following objectives:

   - Reward long-term performance not only as it relates to achievement of Company-specific performance goals but also peer group performance levels.

   - Reward executives for long-term strategic management and the enhancement of shareholder value by allowing executives, through stock options and other benefit plans, to participate in the appreciation of the market value of the Company's stock.

   - Align compensation programs with annual and long-term strategic planning, goals and objectives.

   - Attract and retain key executives essential to the Company's long-term success.

   The Company's salary policies, awards made under the 1989 Stock Option Plan, and other employee benefit plans are intended to encourage the achievement of the Company's long-term goals. The following discussion describes the specific components of executive compensation, how these components relate to the Company's compensation policies, and the relationship of corporate performance to executive compensation.

   Executive Salaries. Because the Company does not emphasize awards of incentive compensation in response to achievement of short-term goals, base salaries are the most important element of compensation at Consolidated. In setting executive salaries, including the salaries of the individuals listed in the Summary Compensation Table, the Compensation Committee reviews salary practices and data reported by a selected group of companies in the paper industry, focusing particularly on eleven companies which have significant coated paper production. These companies include six of the nine companies (in addition to Consolidated) which make up the Dow Jones Paper Group Index (see chart on Page 9). In accordance with the policy of attracting and retaining key executives described above, executives of Consolidated typically receive base salaries in the mid-range of this peer group. Year-to-year increases in base salary are generally set in February of each year and are dependent upon the Company's relative performance during the prior year relative to its peers. Increases in base salary also depend in part upon the Company's financial prospects for the following year. Percentage increases for executives are generally in line with overall planned merit budget increases for all salaried employees of the Company. Increases are also influenced by changes in an individual's responsibilities through promotion or transfer and the individual's potential for further advancement in the Company. In the case of executives other than the Chairman of the Board and the President and Chief Executive Officer, the Compensation Committee's evaluation is based upon the evaluations and recommendations of the Chairman and of the President and Chief Executive Officer. Given the cyclical nature of the Company's business, increases are larger in more successful years and smaller in less successful years, although they still remain within a relatively narrow range. The executive salaries established in February 1993 reflected the Company's disappointing performance in 1992. At the same time, 1993 salary levels took into account the Company's continued strong performance relative to its peers in the industry as well as those peers' announced compensation plans for 1993. Data reflecting the Company's performance versus a selected peer group is set forth under the caption "Comparison of Five-Year Cumulative Total Return" on Page 9.

   Compensation of Chief Executive Officer. George W. Mead, Chairman and, until October 1993, Chief Executive Officer of the Company, received total compensation of $459,144 (not including cash withdrawals of banked vacation) for 1993. In determining Mr. Mead's 1993 compensation, the Compensation Committee considered the comparative salary information referred to above and, in particular, information regarding compensation of other chief executive officers of similar companies in the paper industry. The Compensation Committee reviewed the Company's 1992 performance overall and in relation to other paper companies. The Compensation Committee also considered Mr. Mead's performance in leading the Company and its business. Mr. Mead's base annual salary was lowered in October 1993 to $350,000 reflecting his reduced responsibilities.

   Patrick F. Brennan became Chief Executive Officer of the Company in October, 1993. At that time, Mr. Brennan's annual salary was increased to $425,000 per year, reflecting his increased responsibilities. As with Mr. Mead, Mr. Brennan's salary was set with reference to comparative information regarding compensation of other chief executive officers of similar companies in the paper industry. Mr. Brennan's base salary is in the lower middle range of this group, although most other members of the group provide significantly greater incentive compensation for their chief executive officers in the form of bonuses, stock options and other benefits. Mr. Brennan was also granted a nonqualified option at the time of his promotion to purchase 10,000 shares of common stock at the then current market value. This option grant was designed to give Mr. Brennan an immediate substantial increase in his equity position in the Company (taking into account the amount and terms of existing options held by Mr. Brennan), so as to more closely align Mr. Brennan's interests with those of the Company stockholders.

   Bonus Payments. In view of the Company's focus on group performance rather than the specific contributions of individuals, the Company has traditionally not awarded significant bonuses to any of its salaried employees. During 1992, in response to difficult business conditions, the Company initiated a modest incentive program for all nonunion personnel which called for a one-time bonus payment of approximately 2% of base salary in the event specified reductions were achieved in "controllable" costs such as material usage and energy consumption. These reductions were achieved and the incentive payments were made in 1992. The program was continued in 1993, when the incentive payment was dependent upon increased savings beyond those achieved in 1992 and on inventory reductions in certain areas. In 1993, staff areas were also given departmental goals to achieve in order to earn the incentive payment. The goals set for 1993 were achieved in part, and payments were made equal to roughly 1% of base salary. George W. Mead and Patrick F. Brennan did not receive bonus payments in 1993 because conditions established by the Compensation Committee with respect to their awards were not met.

   Stock Options. The Company's executive compensation program also includes grants of options under the 1989 Stock Option Plan. The purpose of the 1989 Stock Option Plan is to encourage outstanding individuals to accept or continue employment with the Company and to furnish maximum incentive to these persons to improve the operations and increase profits by providing them with the opportunity to acquire Company stock. With the exception of the 1993 grant to Mr. Brennan, described above, the Compensation Committee's policy is to make two separate types of awards under the 1989 Stock Option Plan: (a) broad-based grants to all salaried employees, including the executive officers, based on each employee's annual compensation and designed, in part, to encourage stock ownership by a broad range of employees, and (b) performance based grants to specified senior executives (including the five named officers) which are tied to the achievement of certain goals. In 1989 and 1991, performance-based grants were made to the senior executives contingent upon the Company's achievement of its net income targets for those years. This goal was met in 1989 and the option grants vested. The goal was not met in 1991 and the options granted in that year lapsed. Options under the Plan are granted at 100% of fair market on the date of grant and, accordingly, the ultimate value of the options will depend on the market value of the Company's stock in the future. It has been the general policy of the Compensation Committee that options granted under the 1989 Stock Option Plan vest and become exercisable no less than one year after grant. By tying a portion of each executive's overall compensation to stock price through the option grants, the Company continues to provide an incentive to its executive officers and others to maximize long-term shareholder value.

   Other Employee Benefit Plans. The Company's policy with respect to other employee benefit plans is to provide competitive benefits to its employees, including executive officers, to encourage their continued service with the Company. These plans include the Consolidated Employees' Tax-saver and Investment Plan (401(k)); the Consolidated Employees' Stock Ownership Plan (ESOP); the Consolidated Salaried Employees' Retirement Plan and the Consolidated Employees' Benefit Plan (medical coverage). By allocating shares of Company stock to employees under the ESOP, the Company more closely aligns employees' and shareholders' long-term financial interests. The Company believes that its employee benefit plans are generally comparable to similar plans in the paper industry.

             Compensation Committee:
             Wiley N. Caldwell, Chairman
             Sally M. Hands
             Bernard S. Kubale
             Lawrence R. Nash

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Kubale served on the Compensation Committee for the past fiscal year. Mr. Kubale is Chief Executive and Partner of Foley & Lardner, a Milwaukee, Wisconsin-based law firm which represents the Company and its subsidiaries on a regular basis.

1989 STOCK OPTION PLAN AMENDMENT

Shareholders are asked to approve an amendment to the Company's 1989 Stock Option Plan (the "Plan") which would (a) allow the Compensation Committee, in its discretion, to award stock options with extended limits on exercise after retirement, (b) place a limit on the number of shares subject to a stock option award that may be granted to any one participant during any fiscal year of the Company, and (c) increase the automatic option grants to outside directors provided for in the plan from 3,000 to 5,000 shares. The changes are intended to increase the Plan's flexibility and to preserve the Company's tax deduction for stock options granted under the Plan in 1994 and subsequent years.

Currently, the Plan requires that incentive stock options and nonqualified stock options must be exercised, if at all, within six months of an employee's retirement. This amendment, if approved by the shareholders, would allow the Compensation Committee to grant nonqualified stock options which could be exercised for up to five years after the employee's retirement (but not more than ten years from the date of grant). The Board of Directors believes that this change will allow the Compensation Committee to grant or modify stock option awards in order to more appropriately challenge senior executives who are near the close of their careers with the Company. With extended exercise rights, these executives will be encouraged to make long-term decisions in the best interests of the Company's shareholders.

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code ("Code"). Section 162(m) generally limits the deduction that may be claimed for compensation paid to the Chief Executive Officer and the four other highest paid executives at the end of a given year to $1,000,000, subject to certain exceptions. The rule applies to all types of compensation, including amounts realized on exercise of stock options and stock appreciation rights, unless the awards and plan under which they are made qualify as "performance based" under the terms of the Code and related regulations. The Company has been advised by counsel that approval of the proposed amendment will permit future grants of stock options and stock appreciation rights under the Plan to meet the requirements for performance-based compensation and thus qualify for a tax deduction.

As originally adopted, the Plan provided that nonemployee directors who have completed at least one full year of service be granted options to purchase 1,000 shares of common stock on the date of the annual meeting of shareholders, up to a maximum of 3,000. In view of the trend toward encouraging ownership of stock by outside directors, the Board of Directors recommends that this maximum be increased to 5,000. Outside directors who have already received options to purchase 3,000 shares would receive additional option awards of 1,000 shares commencing with the 1994 annual meeting (subject to shareholder approval of the proposed amendment). All options are priced at fair market value on the date of grant.

The Plan was approved by shareholders at the 1989 Annual Meeting. It authorizes the grant of stock options on up to 2,500,000 shares of common stock. For 1994, 1,012,629 shares are available for new awards under the Plan.

The Board of Directors on February 10, 1994, adopted the following amendment to Section 4 of the Plan subject to shareholder approval:

   "Notwithstanding Section 6(c) or Section 7(c) of this Plan, the Compensation Committee of the Board of Directors may, in its discretion, grant nonqualified options under this Plan which may be exercised for up to five years following a participant's termination of employment by retirement. The Compensation Committee may also modify outstanding options to extend permitted exercise dates for up to five years after the holder's retirement (but in no event more than ten years from the date of the original grant). In addition, subject to the adjustment provisions of Section 9 hereof, the maximum number of shares of common stock available for awards under this Plan to any participant in any fiscal year of the Company shall not exceed 100,000 shares."

The Board of Directors also adopted the following amendment to Section 8 of the Plan subject to shareholder approval:

   "Effective February 10, 1994, Section 8 is amended to provide that directors who are eligible to receive options under Section 8 may not receive options under this Plan for more than 5,000 shares of the Company's common stock. Awards for the purchase of 1,000 shares of common stock shall be made automatically on the date of the first five annual meetings of shareholders held after the director has completed one year of service on the board during the term of the Plan; or, if a director has received options to purchase 3,000 shares of common stock prior to February 10, 1994, awards for the purchase of 1,000 shares of common stock shall be made automatically on the date of the first two annual meeting of shareholders held after February 10, 1994."

Approval of the proposal to amend the Plan requires the affirmative vote of a majority of the votes of all shares present and voting on the matter.

The Board of Directors recommends a vote FOR approval of the proposal to amend the 1989 Stock Option Plan (Proposal 2).

COMPENSATION OF DIRECTORS

Nonemployee directors receive an annual retainer of $18,000. All nonemployee directors receive a meeting fee of $1,000 for each Board meeting attended.
All nonemployee members of each committee also receive a meeting fee of $1,000 for each committee meeting attended. Nonemployee committee chairmen receive an annual retainer of $1,000. Each director who has completed at least three years of service as a nonemployee director participates in the Consolidated Directors' Retirement Plan. Under this plan, a retired director receives an annual payment equal to the annual retainer fee in effect at the time of the director's retirement. The retired director is entitled to receive this annual payment for that number of years that is equal to the number of years served as a nonemployee director, up to a maximum of ten years. Nonemployee directors also receive options to purchase Company common stock under certain nondiscretionary provisions of the 1989 Stock Option Plan. These provide that each nonemployee director who has completed at least one full year of service is granted options to purchase 1,000 shares on the date of the annual meeting of shareholders, up to a maximum of 3,000. The proposed amendment to the 1989 Stock Option Plan, discussed above, would (if approved by the shareholders) increase these grants to a maximum of 5,000. All options are priced at fair market value on the date of grant.

The Company believes that all 1993 filings required by the Securities and Exchange Commission regarding ownership of Company common stock by officers, directors and beneficial owners of more than 10% of the Company's common stock were made on a timely basis.

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen & Co. audited the accounts of Consolidated Papers, Inc. and subsidiaries for fiscal 1993 and has been selected to audit the accounts for the current year. A representative of that firm is expected to be present at the annual meeting of shareholders and will be available to respond to appropriate questions, and he will be given the opportunity to make a statement if he desires to do so.

OTHER MATTERS

Management is not aware of any other matters to be considered at this annual meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.


Wisconsin Rapids, Wisconsin 54495-8050                      Carl H. Wartman
March 15, 1994                                              Secretary

CONSOLIDATED PAPERS, INC.
P.O. Box 8050
Wisconsin Rapids, Wisconsin 54495-8050   This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints GEORGE W. MEAD and PATRICK F. BRENNAN as proxies, with full power of substitution, to represent the undersigned and to vote, as designated below, all shares of Common
Stock of Consolidated Papers, Inc. which the undersigned is entitled to vote at the annual meeting to be held on April 25, 1994, and any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the shareholder.
If no direction is made, this proxy will be voted "FOR" Proposals 1 and 2.

The proxies appointed herein may act by one of said proxies at the meeting.

(Please date and sign on reverse side.)



CONSOLIDATED PAPERS, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY  X



1.  ELECTION OF DIRECTORS:  Nominees:

    R.B. Barker, J.R. Bostic, P.F. Brennan, W.N. Caldwell, S.M. Hands, B.S. Kubale,
    D.R. Mead, Jr., G.W. Mead, G.D. Mead, L.R. Nash, and G.N. Rupp

                        For All
    For     Withheld    Except those names written on the space provided below.



2.  Proposal to amend the Company's 1989 Stock Option Plan.

      For     Against     Abstain



3.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


Dated                          , 1994


            Signature of Shareholder


      For Joint Account Each Owner Should Sign


Please sign proxy as name appears.  Joint owners should each sign personally.  Trustees and others signing in a representative capacity should indicate the capacity in which they sign.